CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Fixed/Floating Rate Senior Notes due 2024	$2,750,000,000	$342,375.00
Fixed/Floating Rate Senior Notes due 2039	$1,000,000,000	$124,500.00

PROSPECTUS Dated November 16, 2017 PROSPECTUS SUPPLEMENT Dated November 16, 2017	Pricing Supplement No. 505 to Registration Statement No. 333-221595 Dated April 19, 2018 Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES I

Fixed/Floating Rate Senior Notes Due 2024
Fixed/Floating Rate Senior Notes Due 2039

We, Morgan Stanley, are offering the notes described below on a global basis.  We may redeem some or all of the Global Medium-Term Notes, Series I, Fixed/Floating Rate Senior Notes Due 2024 (the “fixed/floating rate notes due 2024”) at any time on or after October 24, 2018 and prior to April 24, 2023 in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” as supplemented by the provisions below.  We also may redeem the fixed/floating rate notes due 2024, in whole but not in part, on April 24, 2023, at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon to but excluding the redemption date, in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Notice of Redemption,” as supplemented by the provisions below under the heading “Optional Redemption.”  We may redeem some or all of the Global Medium‑Term Notes, Series I, Fixed/Floating Rate Senior Notes Due 2039 (the “fixed/floating rate notes due 2039” and, together with the fixed/floating rate notes due 2024, the “notes”) at any time on or after October 22, 2018 and prior to April 22, 2038 in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” as supplemented by the provisions below.  We also may redeem the fixed/floating rate notes due 2039, in whole but not in part, on April 22, 2038, at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon to but excluding the redemption date, in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Notice of Redemption,” as supplemented by the provisions below under the heading “Optional Redemption.”

We will issue the notes only in registered form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement.

We describe the basic features of the notes in the section of the accompanying prospectus supplement called “Description of Notes.” In addition, we describe the basic features of each of the fixed/floating rate notes due 2024 and the fixed/floating rate notes due 2039 during the respective fixed rate period (as defined below) in the section of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities” and during the respective floating rate period (as defined below) in the section of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities,” in each case subject to and as modified by the provisions described below.

With respect to each of the fixed/floating rate notes due 2024 and the fixed/floating rate notes due 2039, we describe how interest is calculated, accrued and paid during the respective fixed rate period, including where a scheduled interest payment date is not a business day (the following unadjusted business day convention), under “Description of Debt Securities—Fixed Rate Debt Securities” in the accompanying prospectus. With respect to each of the fixed/floating rate notes due 2024 and the fixed/floating rate notes due 2039, we describe how interest is calculated, accrued and paid during the respective floating rate period, including the adjustment of scheduled interest payment dates for business days (except at maturity), under “Description of Debt Securities—Floating Rate Debt Securities” in the accompanying prospectus.

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

Investing in the notes involves risks. See “Risk Factors” on page PS-5.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement or prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

MORGAN STANLEY

MUFG

PRIIPs Regulation / Prospectus Directive / Prohibition of sales to EEA retail investors – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (the Insurance Mediation Directive), as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Directive. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

MiFID II product governance – Any distributor subject to MiFID II that is offering, selling or recommending the notes is responsible for undertaking its own target market assessment in respect of the notes and determining its own distribution channels for the purposes of the MiFID product governance rules under Commission Delegated Directive (EU) 2017/593, as amended (the “Delegated Directive”). Neither Morgan Stanley nor the managers make any representations or warranties as to a distributor’s compliance with the Delegated Directive.

Fixed/Floating Rate Notes Due 2024
Principal Amount:	$2,750,000,000
Maturity Date:	April 24, 2024
Settlement Date
(Original Issue Date):	April 24, 2018 (T+3)
Interest Accrual Date:	April 24, 2018
Issue Price:	100.00%
Specified Currency:	U.S. dollars
Redemption Percentage
at Maturity:	100%
Fixed Rate Period:	The period from and including the Settlement Date to but excluding April 24, 2023
Floating Rate Period:	The period from and including April 24, 2023 to but excluding the Maturity Date
Interest Rate:
During the Fixed Rate Period, 3.737% per annum (calculated on a 30/360 day count basis); during the Floating Rate Period, the Base Rate plus 0.847% (to be determined by the Calculation Agent on the second London banking day prior to each Interest Reset Date, calculated on an Actual/360 day count basis)

Base Rate:	LIBOR
Spread (Plus or Minus):	Plus 0.847%
Index Maturity:	Three months
Index Currency:	U.S. dollars
Interest Reset Period:	Quarterly
Interest Reset Dates:	Each Interest Payment Date commencing April 24, 2023, provided that the April 24, 2023 Interest Reset Date shall not be adjusted for a non-Business Day
Interest Determination
Dates:	The second London banking day prior to each Interest Reset Date
Reporting Service:	Reuters (Page LIBOR01)
Calculation Agent:	The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))
Interest Payment Periods:	During the Fixed Rate Period, semiannual; during the Floating Rate Period, quarterly
Interest Payment Dates:
With respect to the Fixed Rate Period, each April 24 and October 24, commencing October 24, 2018 to and including April 24, 2023; with respect to the Floating Rate Period, each January 24, April 24, July 24 and October 24, commencing July 24, 2023 to and including the Maturity Date

Business Day:	New York
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
CUSIP:	61744Y AQ1
ISIN:	US61744YAQ17
Prohibition of Sales to
EEA Retail Investors:	Applicable
Other Provisions:
Optional make-whole redemption on or after October 24, 2018 and prior to April 24, 2023 as described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” provided that, for purposes of the fixed/floating rate notes due 2024, (A) the make-whole redemption price shall be equal to the greater of: (i) 100% of the principal amount of such notes to be redeemed and (ii) the sum of (a) the present value of the payment of principal on such notes to be redeemed and (b) the present values of the scheduled payments of interest on such notes to be redeemed that would have been payable from the date of redemption to April 24, 2023 (not including any portion of such payments of interest accrued to the date of redemption), each discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 15 basis points, as calculated by the premium calculation agent; plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the redemption date and (B) “comparable treasury issue” means the U.S. Treasury security selected by the premium calculation agent as having a maturity comparable to the remaining term of the notes to be redeemed as if the notes matured on April 24, 2023 (“remaining life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining life.

See also “Optional Redemption” and “Supplemental Information Concerning Description of Debt Securities—Base Rates—LIBOR Debt Securities” below.

Fixed/Floating Rate Notes Due 2039
Principal Amount:	$1,000,000,000
Maturity Date:	April 22, 2039
Settlement Date
(Original Issue Date):	April 24, 2018 (T+3)
Interest Accrual Date:	April 24, 2018
Issue Price:	100.00%
Specified Currency:	U.S. dollars
Redemption Percentage
at Maturity:	100%
Fixed Rate Period:	The period from and including the Settlement Date to but excluding April 22, 2038
Floating Rate Period:	The period from and including April 22, 2038 to but excluding the Maturity Date
Interest Rate:
During the Fixed Rate Period, 4.457% per annum (calculated on a 30/360 day count basis); during the Floating Rate Period, the Base Rate plus 1.431% (to be determined by the Calculation Agent on the second London banking day prior to each Interest Reset Date, calculated on an Actual/360 day count basis)

Base Rate:	LIBOR
Spread (Plus or Minus):	Plus 1.431%
Index Maturity:	Three months
Index Currency:	U.S. dollars
Interest Reset Period:	Quarterly
Interest Reset Dates:	Each Interest Payment Date commencing April 22, 2038, provided that the April 22, 2038 Interest Reset Date shall not be adjusted for a non-Business Day
Interest Determination
Dates:	The second London banking day prior to each Interest Reset Date
Reporting Service:	Reuters (Page LIBOR01)
Calculation Agent:	The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))
Interest Payment Periods:	During the Fixed Rate Period, semiannual; during the Floating Rate Period, quarterly
Interest Payment Dates:
With respect to the Fixed Rate Period, each April 22 and October 22, commencing October 22, 2018 to and including April 22, 2038; with respect to the Floating Rate Period, each January 22, April 22, July 22 and October 22, commencing July 22, 2038 to and including the Maturity Date

Business Day:	New York
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
CUSIP:	61744Y AR9
ISIN:	US61744YAR99
Prohibition of Sales to
EEA Retail Investors:	Applicable
Other Provisions:
Optional make-whole redemption on or after October 22, 2018 and prior to April 22, 2038 as described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” provided that, for purposes of the fixed/floating rate notes due 2039, (A) the make-whole redemption price shall be equal to the greater of: (i) 100% of the principal amount of such notes to be redeemed and (ii) the sum of (a) the present value of the payment of principal on such notes to be redeemed and (b) the present values of the scheduled payments of interest on such notes to be redeemed that would have been payable from the date of redemption to April 22, 2038 (not including any portion of such payments of interest accrued to the date of redemption), each discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 20 basis points, as calculated by the premium calculation agent; plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the redemption date and (B) “comparable treasury issue” means the U.S. Treasury security selected by the premium calculation agent as having a maturity comparable to the remaining term of the notes to be redeemed as if the notes matured on April 22, 2038 (“remaining life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining life.

See also “Optional Redemption” and “Supplemental Information Concerning Description of Debt Securities—Base Rates—LIBOR Debt Securities” below.

Risk Factors

For a discussion of the risk factors affecting Morgan Stanley and its business, including market risk, credit risk, operational risk, liquidity risk, legal, regulatory and compliance risk, risk management, competitive environment, international risk and acquisition, divestiture and joint venture risk, among others, see “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and our current and periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended (file number 001-11758) that are incorporated by reference into this pricing supplement and the accompanying prospectus supplement and prospectus.

This section describes certain selected risk factors relating to the notes.  Please see “Risk Factors” in the accompanying prospectus for a complete list of risk factors relating to the notes.

The notes have early redemption risk. We retain the option to redeem the fixed/floating rate notes due 2024, in whole but not in part, on April 24, 2023, and the fixed/floating rate notes due 2039, in whole but not in part, on April 22, 2038, in each case on at least 10 but not more than 60 days’ prior notice.  It is more likely that we will redeem the fixed/floating rate notes due 2024 or the fixed/floating rate notes due 2039 prior to the respective stated maturity date to the extent that the interest payable on such notes is greater than the interest that would be payable on other instruments of ours of a comparable maturity, of comparable terms and of a comparable credit rating trading in the market.  If the notes are redeemed prior to their respective stated maturity dates, you may have to re-invest the proceeds in a lower interest rate environment.

Optional Redemption

In addition to the optional make-whole redemption discussed above under “—Other Provisions” with respect to the fixed/floating rate notes due 2024, we may, at our option, redeem the fixed/floating rate notes due 2024, in whole but not in part, on April 24, 2023, on at least 10 but not more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the fixed/floating rate notes due 2024 to but excluding the redemption date.

In addition to the optional make-whole redemption discussed above under “—Other Provisions” with respect to the fixed/floating rate notes due 2039, we may, at our option, redeem the fixed/floating rate notes due 2039, in whole but not in part, on April 22, 2038, on at least 10 but not more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the fixed/floating rate notes due 2039 to but excluding the redemption date.

On or before the respective redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date.  If such money is so deposited, on and after the redemption date interest will cease to accrue on the notes (unless we default in the payment of the redemption price and accrued interest) and such notes will cease to be outstanding.

For information regarding notices of redemption, see “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Notice of Redemption” in the accompanying prospectus.

The notes do not contain any provisions affording the holders the right to require us to purchase the notes after the occurrence of any change in control event affecting us.

Supplemental Information Concerning Description of Debt Securities—Base Rates—LIBOR Debt Securities

Notwithstanding the terms set forth elsewhere in this pricing supplement and the provisions set forth in the accompanying prospectus under “Description of Debt Securities—Base Rates—LIBOR Debt Securities,” if LIBOR has been permanently discontinued, the Calculation Agent will use, as a substitute for LIBOR and for each future Interest Determination Date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) in the jurisdiction of the applicable index currency that is consistent with accepted market practice (the “Alternative Rate”).  As part of such substitution, the Calculation Agent will, after consultation with us, make such adjustments to the Alternative Rate or the spread thereon, as well as the business day convention, Interest Determination Dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as such notes.

For information regarding LIBOR, see “Description of Debt Securities—Base Rates—LIBOR Debt Securities” in the accompanying prospectus.

United States Federal Taxation

Tax Considerations for the Fixed/Floating Rate Notes Due 2024

In the opinion of our counsel, Davis Polk & Wardwell LLP, the fixed/floating rate notes due 2024 should be treated as “variable rate debt instruments” for U.S. federal tax purposes. The fixed/floating rate notes due 2024 will be treated as providing for a single fixed rate followed by a single qualified floating rate (“QFR”), as described in the sections of the accompanying prospectus supplement called “United States Federal Taxation―Tax Consequences to U.S. Holders― Floating Rate Notes―General” and “―Floating Rate Notes that Provide for Multiple Rates.” Under applicable Treasury Regulations, in order to determine the amount of qualified stated interest (“QSI”) and original issue discount (“OID”) in respect of the fixed/floating rate notes due 2024, an equivalent fixed rate debt instrument must be constructed for the entire term of the fixed/floating rate notes due 2024. The equivalent fixed rate debt instrument is constructed in the following manner: (i) first, the initial fixed rate is converted to a QFR that would preserve the fair market value of the fixed/floating rate notes due 2024, and (ii) second, each QFR (including the QFR determined under (i) above) is converted to a fixed rate substitute (which will generally be the value of that QFR as of the issue date of the fixed/floating rate notes due 2024). Under Treasury Regulations applicable to certain options arising under the terms of a debt instrument, in determining the amount of QSI and OID, we will be deemed to exercise our optional redemption right if doing so would reduce the yield on the equivalent fixed rate debt instrument. Accordingly, if, as of the issue date, redeeming the fixed/floating rate notes due 2024 on April 24, 2023 would reduce the yield of the equivalent fixed rate debt instrument, the fixed/floating rate notes due 2024 will be treated as fixed rate debt instruments with a term of 5 years (the “5-year instrument”). Under those circumstances, if the fixed/floating rate notes due 2024 are not actually redeemed by us on April 24, 2023, solely for purposes of the OID rules, they will be deemed retired for their principal amount and reissued, and will thereafter be treated as floating rate debt instruments with a term of one year (the “1-year instrument”). The 5-year instrument would be treated as issued without OID, and all payments of interest thereon would be treated as QSI. Interest on the 1- year instrument should generally be taken into account when received or accrued, according to your method of tax accounting, but it is possible that the 1-year instrument could be subject to the rules described under “United States Federal Taxation―Tax Consequences to U.S. Holders―Short-Term Notes” in the accompanying prospectus supplement.

If, as of the issue date, redeeming the fixed/floating rate notes due 2024 on April 24, 2023 would not reduce the yield on the equivalent fixed rate debt instrument, the rules under “United States Federal Taxation―Tax Consequences to U.S. Holders― Discount Notes―General” must be applied to the equivalent fixed rate debt instrument to determine the amounts of QSI and OID on the fixed/floating rate notes due 2024. Under those circumstances, the fixed/floating rate notes due 2024 may be issued with OID.

A U.S. holder is required to include any QSI in income in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. U.S. holders will be required to include any OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest. QSI allocable to an accrual period must be increased (or decreased) by the amount, if any, which the interest actually accrued or paid during an accrual period (including the fixed rate payments made during the initial period) exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument.

Tax Considerations for the Fixed/Floating Rate Notes Due 2039

In the opinion of our counsel, Davis Polk & Wardwell LLP, the fixed/floating rate notes due 2039 should be treated as “variable rate debt instruments” for U.S. federal tax purposes. The fixed/floating rate notes due 2039 will be treated as providing for a single fixed rate followed by a single QFR, as described in the sections of the accompanying prospectus supplement called “United States Federal Taxation―Tax Consequences to U.S. Holders― Floating Rate Notes―General” and “―Floating Rate Notes that Provide for Multiple Rates.” Under applicable Treasury Regulations, in order to determine the amount of QSI and OID in respect of the fixed/floating rate notes due 2039, an equivalent fixed rate debt instrument must be constructed for the entire term of the fixed/floating rate notes due 2039. The equivalent fixed rate debt instrument is constructed in the following manner: (i) first, the initial fixed rate is converted to a QFR that would preserve the fair market value of the fixed/floating rate notes due 2039, and (ii) second, each QFR (including the QFR determined under (i) above) is converted to a fixed rate substitute (which will generally be the value of that QFR as of the issue date of the fixed/floating rate notes due 2039). Under Treasury Regulations applicable to certain options arising under the terms of a debt instrument, in determining the amount of QSI and OID, we will be deemed to exercise our optional redemption right if doing so would reduce the yield on the equivalent fixed rate debt instrument. Accordingly, if, as of the issue date, redeeming the fixed/floating rate notes due 2039 on April 22, 2038 would reduce the yield of the equivalent fixed rate debt instrument, the fixed/floating rate notes due 2039 will be treated as fixed rate debt instruments with a term of 20 years (the “20-year instrument”). Under those circumstances, if the fixed/floating rate notes due 2039 are not actually redeemed by us on April 22, 2038, solely for purposes of the OID rules, they will be deemed retired for their principal amount and reissued, and will thereafter be treated as floating rate debt instruments with a term of one year (the “1-year instrument”). The 20-year instrument would be treated as issued without OID, and all payments of interest thereon would be treated as QSI. Interest on the 1- year instrument should generally be taken into account when received or accrued, according to your method of tax accounting, but it is possible that the 1-year instrument could be subject to the rules described under “United States Federal Taxation―Tax Consequences to U.S. Holders―Short-Term Notes” in the accompanying prospectus supplement.

If, as of the issue date, redeeming the fixed/floating rate notes due 2039 on April 22, 2038 would not reduce the yield on the equivalent fixed rate debt instrument, the rules under “United States Federal Taxation―Tax Consequences to U.S. Holders― Discount Notes―General” must be applied to the equivalent fixed rate debt instrument to determine the amounts of QSI and OID on the fixed/floating rate notes due 2039. Under those circumstances, the fixed/floating rate notes due 2039 may be issued with OID.

A U.S. holder is required to include any QSI in income in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. U.S. holders will be required to include any OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest. QSI allocable to an accrual period must be increased (or decreased) by the amount, if any, which the interest actually accrued or paid during an accrual period (including the fixed rate payments made during the initial period) exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument.

Both U.S. and non-U.S. holders of the notes should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Moreover, neither this document nor the accompanying prospectus supplement address the consequences to taxpayers subject to special accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended.

The discussion in the preceding paragraphs under “Tax Considerations,” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

On April 19, 2018, we agreed to sell to the managers listed below, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 99.65%, plus accrued interest, if any, for the fixed/floating rate notes due 2024, and at a net price of 99.125%, plus accrued interest, if any, for the fixed/floating rate notes due 2039, each of which we refer to as the “purchase price” for the respective notes.  The purchase price for the fixed/floating rate notes due 2024 equals the stated issue price of 100.00%, plus accrued interest, if any, less a combined management and underwriting commission of 0.35% of the principal amount of the fixed/floating rate notes due 2024, and the purchase price for the fixed/floating rate notes due 2039 equals the stated issue price of 100.000%, plus accrued interest, if any, less a combined management and underwriting commission of 0.875% of the principal amount of the fixed/floating rate notes due 2039.

Name	Principal Amount of Fixed/Floating Rate Notes Due 2024	Principal Amount of Fixed/Floating Rate Notes Due 2039
Morgan Stanley & Co. LLC	$1,952,500,000	$710,000,000
MUFG Securities Americas Inc.	275,000,000	100,000,000
ABN AMRO Securities (USA) LLC	—	10,000,000
Academy Securities, Inc.	—	10,000,000
ANZ Securities, Inc.	27,500,000	—
BB&T Capital Markets, a division of BB&T Securities, LLC	—	10,000,000
BBVA Securities Inc.	—	10,000,000
BMO Capital Markets Corp.	27,500,000	—
BNY Mellon Capital Markets, LLC	27,500,000	—
Capital One Securities, Inc.	—	10,000,000

CIBC World Markets Corp.	27,500,000	—
Citizens Capital Markets, Inc.	27,500,000	—
Danske Markets Inc.	27,500,000	—
Drexel Hamilton, LLC	—	10,000,000
Fifth Third Securities, Inc.	—	10,000,000
FTN Financial Securities Corp.	27,500,000	—
HSBC Securities (USA) Inc.	27,500,000	—
The Huntington Investment Company	27,500,000	—
ICBC Standard Bank Plc	—	10,000,000
ING Financial Markets LLC	—	10,000,000
KeyBanc Capital Markets Inc.	27,500,000	—
Lloyds Securities Inc.	—	10,000,000
nabSecurities, LLC	27,500,000	—
Natixis Securities Americas LLC	27,500,000	—
PNC Capital Markets LLC	—	10,000,000
Rabo Securities USA, Inc.	27,500,000	—
RB International Markets (USA) LLC	—	10,000,000
RBS Securities Inc.	—	10,000,000
Regions Securities LLC	—	10,000,000
Santander Investment Securities Inc.	27,500,000	—
Scotia Capital (USA) Inc.	—	10,000,000
R. Seelaus & Co., Inc.	27,500,000	—
SG Americas Securities LLC	—	10,000,000
Standard Chartered Bank	27,500,000	—
SunTrust Robinson Humphrey, Inc.	27,500,000	—
TD Securities (USA) LLC	—	10,000,000
UniCredit Capital Markets LLC	27,500,000	—
U.S. Bancorp Investments, Inc.	—	10,000,000
Westpac Capital Markets LLC	—	10,000,000
The Williams Capital Group, L.P.	27,500,000	—
Total	$2,750,000,000	$1,000,000,000

Morgan Stanley & Co. LLC is our wholly-owned subsidiary. Mitsubishi UFJ Financial Group, Inc., the ultimate parent of MUFG Securities Americas Inc. (one of the managers), holds an approximately 24.5% interest in Morgan Stanley. This offering will be conducted in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with Rule 5121 of FINRA, Morgan Stanley & Co. LLC and MUFG Securities Americas Inc. may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the notes constituting part of its allotment solely outside the United States.

Standard Chartered Bank is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by FINRA regulations.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2017, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2017.